February 6, 1997


Board of Directors
Manning & Napier Insurance Fund, Inc.
1100 Chase Square
Rochester, NY 14604

     Re:     Opinion of Counsel - Manning & Napier Insurance Fund, Inc.

Gentlemen:

       You have requested our Opinion of Counsel in connection with the filing with the Securities and Exchange Commission of Form 24F-2 with respect to Manning & Napier Insurance Fund, Inc.

       We have made such examination of the law and have examined such records and documents as in our judgment are necessary or appropriate to enable us to render the opinions expressed below.

     We are of the following opinions:

          1. Manning & Napier Insurance Fund, Inc. (Fund) is an open-end management investment company.

          2. The Fund is a corporation created and validly existing pursuant to the Maryland Laws.

          3. All of the prescribed Fund procedures for the issuance of the shares have been followed, and, when such shares are issued in accordance with the Prospectus contained in the Registration Staement for such shares, all state requirements relating to such Fund shares will have been complied with.

       4. Upon the acceptance of purchase payments made by shareholders in accordance with the Prospectus contained in the Registration Statement and upon compliance with applicable law, such shareholders will have legally-issued, fully paid, non-assessable shares of the Fund.

          This opinion is limited solely to its use as an exhibit to your Form 24F-2 filed pursuant to Rule 24f-2.

                              Sincerely,

                              BLAZZARD, GRODD & HASENAUER, P.C.




                              By:/s/Raymond A. O'Hara III
                                    Raymond A. O'Hara III